TIME WARNER CABLE REPORTS
2008 THIRD-QUARTER RESULTS
Revenues Increased 8%, OIBDA Rose 9%, Operating Income Climbed 16%, Basic and Diluted EPS Grew by 24% over Prior Year Quarter
Free Cash Flow for Nine Months Was Up 64% Compared to Last Year
Revenue Generating Units Grew 522,000 — The 14th Consecutive Quarter of RGU Growth Exceeding 500,000
NEW YORK, NY, November 5, 2008 — Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its third quarter ended September 30, 2008.
Time Warner Cable President and Chief Executive Officer Glenn Britt said: “Time Warner Cable delivered another strong quarter of operational and financial growth. Our communications and entertainment services continue to be a vital part of consumers’ lives, as evidenced this quarter by growth in bundled services and customer relationships. In particular, we generated very strong high-speed data net additions that far outpaced the telcos’ broadband additions.”
Britt added: “While the uncertain economy is presenting numerous challenges for companies and consumers alike, Time Warner Cable will continue to manage its business and balance sheet prudently and strategically for competitive strength, long-term growth and shareholder value.”
THIRD-QUARTER RESULTS
Revenues for the third quarter of 2008 increased 8% ($339 million) over the prior year quarter to $4.3 billion. Subscription revenues grew 9% ($336 million) to $4.1 billion. Video revenues rose 4% ($109 million) to $2.6 billion, driven by continued growth in digital video services and video price increases. High-speed data revenues increased 12% ($114 million) to $1.1 billion, as a result of continued high-speed data subscriber growth. Voice revenues were up 37% ($113 million) to $421 million, reflecting growth in Digital Phone subscribers. Advertising revenues grew 1% ($3 million) to $224 million primarily due to an increase in political advertising revenues, partially offset by a decline in advertising revenues from national, regional and local businesses.
Operating Income before Depreciation and Amortization (“OIBDA”) rose 9% ($126 million) over the third quarter of 2007 to $1.6 billion, benefiting from revenue growth, offset partially by higher employee, video programming and voice costs. Employee costs grew 9% ($72 million), resulting primarily from headcount and salary increases. Video programming expenses rose 8% ($68 million) to $949 million, due to contractual rate increases and a higher percentage of basic video subscribers who also subscribe to expanded tiers of video services. Voice costs climbed 25% ($29 million) primarily reflecting growth in Digital Phone subscribers.

OIBDA in the third quarter of 2008 also included a $13 million benefit due to changes in estimates of previously established casualty insurance accruals and a $10 million negative impact as a result of service outages and damage to plant infrastructure caused by Hurricane Ike. Additionally, the current year period included restructuring expenses of $8 million, compared to merger-related and restructuring expenses of $4 million in the prior year period.
Operating Income was up 16% ($107 million) over the third quarter of 2007 to $788 million, due to higher OIBDA, offset in part by increased depreciation expense ($17 million).
Income and Per Share Results
For the third quarter of 2008, net income was $301 million, or $0.31 per basic and diluted common share, compared to net income of $248 million, or $0.25 per basic and diluted common share, for the third quarter of 2007. This increase was due to higher Operating Income, offset in part by higher income tax provision and minority interest expense.
Certain pretax items in the current year quarter affected comparability, including $53 million of costs associated with the Company’s planned separation from Time Warner. The $53 million of separation-related costs consisted of $3 million of direct transaction costs and $50 million of financing costs primarily related to the funding of the planned $10.9 billion special dividend. On an after-tax basis, these items reduced net income by $32 million, or $0.03 per basic and diluted common share.
Cash Provided by Operating Activities for the first nine months of 2008 was $3.9 billion, an increase of $611 million over the first nine months of 2007. This increase was driven by higher Adjusted OIBDA, a favorable change in working capital requirements and lower tax and interest payments, offset partially by higher pension plan contributions.
Capital Expenditures for the first nine months of 2008 totaled $2.6 billion, an increase of $167 million compared to the first nine months of 2007, largely reflecting higher customer premise equipment purchases, which rose 12% ($131 million).
Free Cash Flow for the first nine months of 2008 was $1.3 billion, an increase of $501 million, or 64%, over the first nine months of 2007, due mainly to an increase in cash provided by operating activities, offset in part by higher capital expenditures. Net debt and mandatorily redeemable preferred equity membership units, as of September 30, 2008, totaled $13.0 billion compared to $13.6 billion as of December 31, 2007.
Table 1
Financial Results
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	% Change	2008	2007	% Change
	(in millions)			(in millions)
Subscription revenues:
Video	$2,639	$2,530	4%	$7,878	$7,613	3%
High-speed data	1,056	942	12%	3,082	2,760	12%
Voice	421	308	37%	1,184	857	38%

Total Subscription revenues	4,116	3,780	9%	12,144	11,230	8%
Advertising revenues	224	221	1%	654	636	3%

Total revenues	$4,340	$4,001	8%	$12,798	$11,866	8%

OIBDA	$1,554	$1,428	9%	$4,481	$4,179	7%

Adjusted OIBDA(a)	$1,554	$1,428	9%	$4,526	$4,179	8%

Operating Income	$788	$681	16%	$2,162	$1,971	10%

(a)	Adjusted OIBDA for the nine months ended September 30, 2008 includes a pretax impairment loss on cable systems held for sale of $45 million.

SUBSCRIBER UPDATE
For definitions of certain terms, please refer to Table 2 below, which presents select subscriber and penetration data.
Highlights
Revenue generating units (“RGUs”) totaled 34.2 million at September 30, 2008 — reflecting net additions of 522,000, the 14th consecutive quarter of RGU growth exceeding 500,000. Customer relationships were 14.7 million, and Triple play subscribers approached 3.0 million (or 20% of total customer relationships), benefiting from 168,000 net additions during the third quarter.
Table 2
Selected Subscriber and Penetration Data

			Net
			Additions
	9/30/08	6/30/08	(Declines)
		(in thousands)
Subscriber Data:
Revenue generating units(a)	34,151	33,629	522
Customer relationships(b)	14,750	14,737	13

Double play subscribers(c)	4,811	4,760	51
Triple play subscribers(d)	2,992	2,824	168
Bundled subscribers(e)	7,803	7,584	219

Homes passed(f)	26,830	26,726	104
Basic video subscribers(g)	13,266	13,297	(31)
Digital video subscribers(h)	8,607	8,483	124
Residential high-speed data subscribers(i)	8,339	8,125	214
Commercial high-speed data subscribers(i)	295	287	8
Residential Digital Phone subscribers(j)	3,621	3,421	200
Commercial Digital Phone subscribers(j)	23	16	7

	9/30/08	6/30/08
Penetration Data:
Customer relationships(k)	55.0%	55.1%
Basic video(l)	49.4%	49.8%
Digital video(m)	64.9%	63.8%
Residential high-speed data(n)	31.3%	30.7%
Residential Digital Phone(o)	14.0%	13.4%
Double play(p)	32.6%	32.3%
Triple play(q)	20.3%	19.2%
Bundled(r)	52.9%	51.5%

(a)	Revenue generating units represent the total of all basic video, digital video, high-speed data and voice subscribers.

(b)	Customer relationships represent the number of subscribers who receive at least one level of service, encompassing video, high-speed data and voice services, without regard to the number of services purchased. For example, a subscriber who purchases only high-speed data service and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.

(c)	Double play subscriber numbers reflect customers who subscribe to two of the Company’s primary services (video, high-speed data and voice).

(d)	Triple play subscriber numbers reflect customers who subscribe to all three of the Company’s primary services (video, high-speed data and voice).

(e)	Bundled subscriber numbers reflect customers who subscribe to two or more of the Company’s primary services.

(f)	Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by the Company’s cable systems without further extending the transmission lines.

(g)	Basic video subscriber numbers reflect billable subscribers who receive at least basic video service.

(h)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital transmissions.

(i)	High-speed data subscriber numbers reflect billable subscribers who receive Road Runner high-speed data service or any of the other high-speed data services offered by the Company.

(j)	Digital Phone subscriber numbers reflect billable subscribers who receive an IP-based telephony service.

(k)	Customer relationships penetration represents customer relationships as a percentage of homes passed.

(l)	Basic video penetration represents basic video subscribers as a percentage of homes passed.

(m)	Digital video penetration represents digital video subscribers as a percentage of basic video subscribers.

(n)	Residential high-speed data penetration represents residential high-speed data subscribers as a percentage of estimated high-speed data service-ready homes passed.

(o)	Residential Digital Phone penetration represents residential Digital Phone subscribers as a percentage of estimated Digital Phone service-ready homes passed.

(p)	Double play penetration represents double play subscribers as a percentage of customer relationships.

(q)	Triple play penetration represents triple play subscribers as a percentage of customer relationships.

(r)	Bundled penetration represents bundled subscribers as a percentage of customer relationships.
Use of OIBDA, Adjusted OIBDA and Free Cash Flow
Operating Income before Depreciation and Amortization (“OIBDA”) is a financial measure not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines OIBDA as Operating Income before depreciation of tangible assets and amortization of intangible assets. The Company also evaluates the performance of its business using OIBDA excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales (referred to herein as “Adjusted OIBDA”). Management utilizes OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the uneven effect across its business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. Additionally, management utilizes OIBDA and Adjusted OIBDA because it believes these measures provide valuable insight into the underlying performance of the Company’s individual cable systems by removing the effects of items that are not within the control of local personnel charged with managing these systems such as income tax provision, other income (expense), net, minority interest expense, net, income from equity investments, net, and interest expense, net. In this regard, OIBDA and Adjusted OIBDA are significant measures used in the Company’s annual incentive compensation programs. OIBDA and Adjusted OIBDA also are metrics used by the Company’s parent, Time Warner Inc. (“Time Warner”), to evaluate the Company’s performance, and OIBDA is an important measure in the Time Warner reportable segment disclosures. A limitation of OIBDA and Adjusted OIBDA, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Moreover, Adjusted OIBDA does not reflect gains and losses on asset sales or any impairment charge related to goodwill, intangible assets and fixed assets. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analyses. Another limitation of these measures is that they do not reflect the significant costs borne by the Company for income taxes, debt servicing costs, the share of OIBDA and Adjusted OIBDA related to the minority ownership, the results of the Company’s equity investments or other non-operational income or expense. Management compensates for this limitation through other financial measures such as a review of net income and earnings per share.
Free Cash Flow is a non-GAAP financial measure. The Company defines Free Cash Flow as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options, less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate the Company’s business. The Company believes this measure is an important indicator of its liquidity, including its ability to reduce net debt and make strategic investments, because it reflects the Company’s operating cash flow after considering the significant capital expenditures required to operate its business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures such as return on investment analyses.
OIBDA, Adjusted OIBDA and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, net income and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.
About Time Warner Cable
Time Warner Cable is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas — New York State (including New York City), the Carolinas, Ohio, southern California (including Los Angeles) and Texas. As of September 30, 2008, Time

Warner Cable served approximately 14.7 million customers who subscribed to one or more of its video, high-speed data and voice services, representing approximately 34.2 million revenue generating units.
Information on 2008 Business Outlook Release and Conference Call
Time Warner Cable issued a separate release today regarding its updated 2008 full-year business outlook. The Company’s earnings conference call can be heard live at 8:30 am ET on Wednesday, November 5, 2008. To listen to the call, visit www.timewarnercable.com/investors or AOL Keyword: TWC IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, the planned separation from Time Warner Inc., and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Alex Dudley (212) 364-8229	Tom Robey (212) 364-8218
Laraine Mancini (212) 364-8202
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TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30,	December 31,
	2008	2007
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$3,090	$232
Receivables, less allowances of $92 million and $87 million as of September 30, 2008 and December 31, 2007, respectively	727	743
Receivables from affiliated parties	81	2
Deferred income tax assets	93	91
Prepaid expenses and other current assets	620	95

Total current assets	4,611	1,163
Investments	730	735
Property, plant and equipment, net	13,304	12,873
Intangible assets subject to amortization, net	549	719
Intangible assets not subject to amortization	38,906	38,925
Goodwill	2,101	2,117
Other assets	213	68

Total assets	$60,414	$56,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$403	$417
Deferred revenue and subscriber-related liabilities	157	164
Payables to affiliated parties	196	204
Accrued programming expense	524	509
Other current liabilities	1,323	1,237
Current liabilities of discontinued operations	—	5

Total current liabilities	2,603	2,536
Long-term debt	15,748	13,577
Mandatorily redeemable preferred equity membership units issued by a subsidiary	300	300
Deferred income tax liabilities, net	13,959	13,291
Long-term payables to affiliated parties	19	36
Other liabilities	385	430
Minority interests	1,811	1,724
Shareholders’ equity:
Class A common stock, $0.01 par value, 902 million shares issued and outstanding as of September 30, 2008 and December 31, 2007	9	9
Class B common stock, $0.01 par value, 75 million shares issued and outstanding as of September 30, 2008 and December 31, 2007	1	1
Paid-in-capital	19,478	19,411
Accumulated other comprehensive loss, net	(177)	(174)
Retained earnings	6,278	5,459

Total shareholders’ equity	25,589	24,706

Total liabilities and shareholders’ equity	$60,414	$56,600

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in millions, except per share data)		(in millions, except per share data)
Revenues:
Subscription:
Video	$2,639	$2,530	$7,878	$7,613
High-speed data	1,056	942	3,082	2,760
Voice	421	308	1,184	857

Total Subscription	4,116	3,780	12,144	11,230
Advertising	224	221	654	636

Total revenues	4,340	4,001	12,798	11,866
Costs and expenses:
Costs of revenues(a)	2,072	1,890	6,097	5,645
Selling, general and administrative(a)	706	679	2,161	2,022
Depreciation	700	683	2,123	2,001
Amortization	66	64	196	207
Loss on cable systems held for sale	—	—	45	—
Merger-related and restructuring costs	8	4	14	20

Total costs and expenses	3,552	3,320	10,636	9,895

Operating Income	788	681	2,162	1,971
Interest expense, net	(229)	(227)	(647)	(681)
Income (loss) from equity investments, net	2	(3)	12	4
Minority interest expense, net	(57)	(38)	(144)	(117)
Other income (expense), net	—	1	(13)	144

Income before income taxes	504	414	1,370	1,321
Income tax provision	(203)	(166)	(550)	(525)

Net income	$301	$248	$820	$796

Basic net income per common share	$0.31	$0.25	$0.84	$0.81

Average basic common shares outstanding	977.0	976.9	976.9	976.9

Diluted net income per common share	$0.31	$0.25	$0.84	$0.81

Average diluted common shares outstanding	978.2	977.5	977.7	977.2

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
	(in millions)
OPERATING ACTIVITIES
Net income	$820	$796
Adjustments for noncash and nonoperating items:
Depreciation and amortization	2,319	2,208
Pretax gain on sale of 50% equity interest in the Houston Pool of TKCCP	—	(146)
Pretax gain on sale of cost-method investment	(9)	—
Pretax loss on cable systems held for sale	45	—
(Income) loss from equity investments, net of cash distributions	(4)	13
Pretax impairment loss on equity-method investment	8	—
Minority interest expense, net	144	117
Deferred income taxes	601	225
Equity-based compensation	64	49
Changes in operating assets and liabilities, net of acquisitions:
Receivables	6	5
Accounts payable and other liabilities	(47)	(65)
Other changes	(83)	8
Adjustments relating to discontinued operations	—	43

Cash provided by operating activities	3,864	3,253

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	(525)	(40)
Capital expenditures	(2,582)	(2,415)
Proceeds from sale of cost-method investment	9	—
Proceeds from disposal of property, plant and equipment	3	7

Cash used by investing activities	(3,095)	(2,448)

FINANCING ACTIVITIES
Borrowings (repayments), net(a)	(207)	(1,001)
Borrowings(b)	5,203	7,683
Repayments(b)	(2,817)	(6,921)
Debt issuance costs	(87)	(28)
Excess tax benefit from exercise of stock options	—	6
Principal payments on capital leases	—	(3)
Distributions to owners, net	(3)	(20)
Other	—	(61)

Cash provided (used) by financing activities	2,089	(345)

INCREASE IN CASH AND EQUIVALENTS	2,858	460
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	232	51

CASH AND EQUIVALENTS AT END OF PERIOD	$3,090	$511

(a)	Borrowings (repayments), net, reflects borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings.
(b)	Amounts represent borrowings and repayments related to debt instruments with original maturities greater than three months.
Note: Certain reclassifications have been made to the prior year’s financial information to conform to the September 30, 2008 presentation.

TIME WARNER CABLE INC.
RECONCILIATION OF NON-GAAP AND OTHER FINANCIAL MEASURES
(Unaudited)
Reconciliation of Operating Income to
Adjusted Operating Income before Depreciation and Amortization

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in millions)		(in millions)
Operating Income	$788	$681	$2,162	$1,971
Depreciation	700	683	2,123	2,001
Amortization	66	64	196	207

Operating Income before Depreciation and Amortization	1,554	1,428	4,481	4,179
Loss on cable systems held for sale	—	—	45	—

Adjusted Operating Income before Depreciation and Amortization	$1,554	$1,428	$4,526	$4,179

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in millions)		(in millions)
Cash provided by operating activities	$1,329	$1,049	$3,864	$3,253
Reconciling items:
Adjustments relating to the operating cash flow of discontinued operations	—	3	—	(43)

Cash provided by continuing operating activities	1,329	1,052	3,864	3,210
Add: Excess tax benefit from exercise of stock options	—	1	—	6
Less:
Capital expenditures	(874)	(864)	(2,582)	(2,415)
Partnership tax distributions, stock option distributions and principal payments on capital leases	(1)	(2)	(3)	(23)

Free Cash Flow	$454	$187	$1,279	$778

Reconciliation of Net Debt

	September 30,	December 31,
	2008	2007
	(in millions)
Long-term debt	$15,748	$13,577
Debt due within one year	—	—

Total debt	15,748	13,577
Less: Cash and equivalents	(3,090)	(232)

Net debt(a)	12,658	13,345
Mandatorily redeemable preferred equity membership units issued by a subsidiary	300	300

Net debt and mandatorily redeemable preferred equity membership units issued by a subsidiary	$12,958	$13,645

(a)	Net debt is defined as total debt less cash and equivalents.